Exhibit 99.1

RUTH’S CHRIS STEAK HOUSE, INC. ANNOUNCES

DEPARTURE OF CRAIG S. MILLER

-Company will retain a world-class search firm to identify a successor-

Expects to report earnings of $0.17 - $0.19 per share for the first quarter of fiscal 2008,

including a $0.04 per share non-cash charge associated with an interest rate-swap

HEATHROW, Fla — (BUSINESS WIRE) — April 24, 2008 – Ruth’s Chris Steak House, Inc. (Nasdaq: RUTH) today announced that Craig S. Miller has departed from his roles as the Company’s Chairman, Chief Executive Officer and President, effective immediately.

Miller had been with Ruth’s Chris since March 2004, and led the Company through an IPO, its relocation to Orlando, FL in the aftermath of Hurricane Katrina and the recent acquisition of the Mitchell’s Fish Market and related brands.

Robin P. Selati, a Managing Director with Madison Dearborn Partners, the Company’s largest shareholder, is returning to the role of Chairman of the Board. Selati stated, “On behalf of the Company and the remaining Board members, we express our deep and sincere appreciation to Craig and the leadership that he provided the Company during his tenure. We wish him nothing but the best in his future endeavors.”

Mr. Selati added, “The Company will retain a world-class search firm to identify a successor and will conduct a thorough search. The Board is more than confident that, as a result of the steps that it has taken, there will be no disruption to the Company’s business interests during the transitional period.”

In the interim, the Company has formed an Executive Committee to provide leadership during the search process. The Executive Committee is comprised of Geoffrey Stiles, EVP/President of Ruth’s Chris Steak House, Damon Liever, EVP/President of Mitchell’s Fish Market, Robert Vincent, EVP/Chief Financial Officer and Thomas E. O’Keefe, EVP/Chief Legal and Compliance Officer and will be chaired by Bannus B. Hudson, one of the Company’s Board members. Mr. Hudson has previously held CEO positions with several retail companies, including Beverages & More, Inc., U.S. Shoe Corp. and LensCrafters, Inc.

Mr. Hudson stated, “While I’m saddened to see Craig depart, I look forward to assisting the Company in meeting and successfully surpassing the challenges that stand before it. The Company has a long and storied history and the Board and management team remain committed to ensuring that it maintains and ultimately improves on its current competitive position.”

On Tuesday, the Company announced that it will hold a conference call on May 6, 2008 to report on its earnings for the first quarter of fiscal 2008. The Company expects to report earnings of $0.17-$0.19 per share for the first quarter of fiscal 2008, including a $0.04 per share non-cash charge associated with an interest rate-swap.

About Ruth’s Chris Steak House

Ruth’s Chris Steak House, Inc. is the largest fine-dining steakhouse company in the U.S., as measured by the total number of company-owned and franchise-owned restaurants, and has 121 locations worldwide. Founded in New Orleans by Ruth Fertel in 1965, Ruth’s Chris specializes in USDA Prime grade steaks served in Ruth's Chris signature fashion ... “sizzling.”

To experience fine dining at its prime ... just follow the sizzle to Ruth's Chris Steak House. For information, reservations, or to purchase gift cards, visit www.RuthsChris.com or call 1-800-544-0808.

Ruth’s Chris Steak House, Inc. also owns Mitchell’s Fish Market, which operates under the names Mitchell’s Fish Market and Columbus Fish Market, an award-winning, upscale casual seafood restaurant and bar recognized for its high quality food, contemporary dining atmosphere, and excellent service, with 19 locations, and Cameron's Steakhouses, which operate under the names Cameron's Steakhouse and Mitchell's Steakhouse, a sophisticated 21st century update of the upscale American steakhouse, with three locations. For information, reservations, or to purchase gift cards, visit www.MitchellsFishMarket.com, www.MitchellsSteakhouse.com and www.Camerons-Steakhouse.com

Contact:

ICR

Investor Relations:

Tom Ryan, 203-682-8200

tryan@icrinc.com

or

Raphael Gross, 203-682-8200

rgross@icrinc.com

or

Media:

Alecia Pulman, 203-682-8259

alecia.pulman@icrinc.com